Exhibit J

EXECUTION VERSION

Dated 1 August 2016

BY:

Proudview Limited

IN FAVOUR OF:

PA Grand Opportunity Limited

CHARGE OVER SHARES IN

Bitauto Holdings Limited

Conyers Dill & Pearman

Attorneys at Law

Cayman Islands

TABLE OF CONTENTS

1	INTERPRETATION	4

2	CHARGOR’S REPRESENTATIONS AND WARRANTIES	6

3	CHARGOR’S COVENANTS	7

4	SECURITY	8

5	DEALINGS WITH CHARGED PROPERTY	9

6	PRESERVATION OF SECURITY	10

7	ENFORCEMENT OF SECURITY	12

8	FURTHER ASSURANCES	14

9	INDEMNITIES	15

10	POWER OF ATTORNEY	15

11	EXPENSES	16

12	NOTICES	17

13	ASSIGNMENTS	19

14	MISCELLANEOUS	19

15	LAW AND JURISDICTION	20

16	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014	20

THIS CHARGE OVER SHARES is made on 1 August 2016.

BY:

Proudview Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Chargor”);

IN FAVOUR OF:

PA Grand Opportunity Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands (the “Chargee”).

WHEREAS:

(A)	Ease Win Enterprises Limited (“Ease Win”) and the Chargee have entered into a corporate convertible bond total return swap agreement dated 6 June 2016 (the “Original Ease Win Confirmation”) pursuant to a swap transaction (the “Ease Win Transaction”) entered into between Ease Win and the Chargee, and evidencing the agreement between Ease Win and the Chargee as to the terms of the Ease Win Transaction and the Deemed ISDA Master Agreement (as such term is defined in the Original Ease Win Confirmation) on the terms and conditions set out therein.

(B)	Ease Win and the Chargee have entered, or will enter, into an amended and restated corporate convertible bond total return swap agreement dated on or about the date of this Charge, as amended or restated from time to time (the “Restated Ease Win Confirmation”), which amends and restates the Original Ease Win Confirmation in its entirety, and evidences the agreement between Ease Win and the Chargee as to the amended terms of the Ease Win Transaction and the Deemed ISDA Master Agreement (as such term is defined in the Restated Ease Win Confirmation, hereinafter the “Ease Win Deemed ISDA Master Agreement”, and the Ease Win Deemed ISDA Master Agreement and Ease Win Transaction together, the “Ease Win ISDA MA”) on the terms and conditions set out therein.

(C)	Rodney Tsang and the Chargee have entered, or will enter, into a corporate convertible bond total return swap agreement on or about the date of this Charge as amended or restated from time to time (the “Tsang Confirmation”, and together with the Restated Ease Win Confirmation, the “Confirmations”), pursuant to a swap transaction (the “Tsang Transaction”, and together with the Ease Win Transaction, the “Transactions”) entered into between Rodney Tsang and the Chargee, and evidencing the agreement between Rodney Tsang and the Chargee as to the terms of the Tsang Transaction and the Deemed ISDA Master Agreement (as such term is defined in the Tsang Confirmation, hereinafter the “Tsang Deemed ISDA Master Agreement”, and together with the Ease Win Deemed ISDA Master Agreement, the “Deemed ISDA Master Agreements” and the Tsang Deemed ISDA Master Agreement and Tsang Transaction together, the “Tsang ISDA MA”, and the Tsang ISDA MA and Ease Win ISDA MA together, the “ISDA MAs”) on the terms and conditions set out therein.

(D)	Pursuant to the Confirmations, as security for the obligations of Ease Win and Rodney Tsang under the Transactions and the Deemed ISDA Master Agreements, the Chargor has agreed to charge, inter alia, its interest in the shares legally and beneficially owned by and registered in the name of the Chargor in Bitauto Holdings Limited, a company incorporated under the laws of the Cayman Islands and having its registered office at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Company”).

(E)	The Chargor is the legal and beneficial owner of the 2,932,552 ordinary shares of par value US$$0.00004 of the Company evidenced by share certificate number 103, each of which has been issued and is fully paid and registered in the name of the Chargor.

(F)	It is a condition precedent of the Confirmations that Ease Win and Rodney Tsang shall each cause the granting of a security interest satisfactory to the Chargee, and the Chargor hereby executes this Charge in favour of the Chargee in consideration of the Chargee entering into the Transactions and the Deemed ISDA Master Agreements and for other good and valuable consideration (the sufficiency of which the Chargor hereby acknowledges).

NOW THIS CHARGE WITNESSES as follows:

1	INTERPRETATION

1.1	In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	has the same meaning as in the Confirmations;

“Charge”	means this share charge;

“Charged Property”	means the issued shares of the Company described in Recital (E) (the “Charged Shares”) and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in substitution for, or in exchange for, any of the foregoing, including, without limitation, any shares or other securities resulting from the sub-division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization, merger or amalgamation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Charged Shares”	has the meaning assigned thereto in the definition of Charged Property;

“Confirmations”	has the meaning assigned thereto in Recital (C), and “Confirmation” means either one of the Confirmations (as appropriate);

“Enforcement Event”	means that a notice designating an Early Termination Date is given by the Chargee under either or both of the ISDA MAs;

“Parties”	means the parties to this Charge collectively; “Party” means any one of them;

“Secured Obligations”	means all of the present and future payments and other obligations of Ease Win, Rodney Tsang and/or the Chargor to the Chargee under this Charge, the ISDA MAs and the other Security Documents;

“Security Documents”	means the ISDA MAs and the Credit Support Documents (as such term is defined in each of the Restated Ease Win Confirmation and the Tsang Confirmation respectively);

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance; and

“Security Period”	means the period commencing on the date of execution of this Charge and terminating upon discharge of the security created by this Charge by payment in full of the Secured Obligations.

1.2	In this Charge unless the context otherwise requires:

(a)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clauses hereof or paragraphs of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(e)	references to assets include property, rights and assets of every description; and

(f)	references to any document are to be construed as references to such document as amended, restated or supplemented in any manner whatsoever from time to time.

2	CHARGOR’S REPRESENTATIONS AND WARRANTIES

The Chargor hereby represents and warrants to the Chargee that:

2.1	The Chargor is a company duly organised, validly existing and in good standing under the laws of the British Virgin Islands;

2.2	The Chargor is the legal and beneficial owner of all of the Charged Property free from any Security Interest (other than those created by this Charge) and any options or rights of pre-emption;

2.3	The Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under, this Charge;

2.4	This Charge constitutes the Chargor’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

2.5	The entry into and performance by the Chargor of this Charge does not violate in any material respect (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;

2.6	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge have been obtained and are in full force and effect;

2.7	The Chargor has taken all corporate and other action required to approve its execution, delivery and performance of this Charge; and

2.8	The Company is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands.

3	CHARGOR’S COVENANTS

The Chargor hereby covenants with the Chargee:

3.1	To pay all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in the ISDA MAsand this Charge to be payable by the Chargor or to be recoverable from the Chargor by the Chargee (or in respect of which the Chargor agrees in the ISDA MAs, the other Security Documents and this Charge to indemnify the Chargee) at the times and in the manner specified in the ISDA MAs, the other Security Documents and this Charge provided that the liability of the Chargor under this clause shall be limited to the amount realised by a disposal of the Charged Property by or on behalf of or with the consent of the Chargee;

3.2	That the Chargor will not without the prior written consent of the Chargee:

(a)	permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(b)	vote in favour of a resolution which would result in any variation of the rights attaching to the Charged Shares which would materially adversely affect the rights of the Chargee under this Charge;

(c)	vote in favour of a resolution to increase or reduce the authorised or share capital of the Company;

(d)	vote in favour of a resolution to permit the Company to be continued to another jurisdiction outside of the Cayman Islands; or

(e)	vote in favour of a resolution to permit any scheme of arrangement, merger, consolidation, amalgamation or other reorganisation applicable to the Company.

4	SECURITY

4.1	In consideration of the Chargee entering into the Transactions and the Deemed ISDA Master Agreements and as a continuing security for the Secured Obligations, the Chargor as legal and beneficial owner hereby assigns and agrees to assign to the Chargee all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargor’s right, title and interest to and in the Charged Property and hereby charges and agrees to charge in favour of the Chargee all of its interest in the Charged Property by way of a first fixed charge.

4.2	The Chargor hereby agrees to deliver, or cause to be delivered, to the Chargee:

(a)	duly executed undated share transfers in respect of the Charged Shares in favour of the Chargee or its nominees;

(b)	all share certificates representing the Charged Shares; and

(c)	an executed undated irrevocable proxy made in respect of the Charged Shares in favour of the Chargee in respect of all general meetings of the Company.

4.3	The Chargor hereby covenants that during the Security Period it will remain the legal and the beneficial owner of the Charged Property (subject only to the Security Interests hereby created) and that it will not:

(a)	create or suffer the creation of any Security Interests (other than those created by this Charge) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or

(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property (other than with respect to the dividend or distribution payments described in Paragraph 5.1(b)),

in any such case without the prior consent in writing of the Chargee.

4.4	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

4.5	Upon the Chargee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, and following a written request therefor from the Chargor, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge.

5	DEALINGS WITH CHARGED PROPERTY

5.1	Unless and until an Enforcement Event has occurred:

(a)	the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or the ISDA MAs;

(b)	the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; and

(c)	the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.

5.2	The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and after the occurrence of an Enforcement Event, the Chargee may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.3	The Chargee shall not have any duty to ensure that any dividends, distributions, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

6	PRESERVATION OF SECURITY

6.1	It is hereby agreed and declared that:

(a)	the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Security Interest so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Security Documents;

(c)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(d)	no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(e)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2	Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

6.3	The rights of the Chargee under this Charge and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:

(a)	any time or waiver granted to or composition with the Company or any other person;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

(d)	any amendment or supplement to the ISDA MAs, the other Security Documents or any other document or security;

(e)	the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of the Company or any other person; or

(f)	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under the ISDA MAs, the other Security Documents or any other document or security.

6.4	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving, the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):

(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.

6.5	The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set-off), distribution (other than such dividend or distribution payments described in Paragraph 5.1(b)) or benefit of such security, indemnity or claim in fact received by it.

6.6	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any immediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7	ENFORCEMENT OF SECURITY

7.1	Upon the occurrence of an Enforcement Event, the security hereby constituted shall become immediately enforceable and the Chargee may, at any time and from time to time, without notice to, or consultation with, or the consent of, the Chargor:

(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit; and/or

(b)	receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in Sub-Clause 7.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

(c)	appoint by instrument any person to be a receiver of the Charged Property (the “Receiver”) and remove any Receiver so appointed and appoint another or others in his stead; and/or

(d)	sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or

(e)	complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee.

For the avoidance of doubt, once an Enforcement Event has occurred, the Chargee may exercise its rights under this Charge at any time and any number of times until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee.

7.2	The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

7.3	Upon any sale of the Charged Property or any part thereof by the Chargee the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	All moneys received by the Chargee pursuant to this Charge shall be held in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Charge and the balance shall be applied in the following manner:

(a)	FIRSTLY: in or towards satisfaction of any amounts in respect of the balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded, in such order or application as the Chargee shall think fit;

(b)	SECONDLY: in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 7.4; and

(c)	THIRDLY: once the Secured Liabilities have unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the surplus (if any) shall be repaid promptly to the Chargor or whosoever else may be entitled thereto.

7.5	Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of fraud or dishonesty.

7.6	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

8	FURTHER ASSURANCES

8.1	The Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:

(a)	perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

(b)	preserving or protecting any of the rights of the Chargee under this Charge;

(c)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargee;

(d)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(e)	exercising any power, authority or discretion vested in the Chargee under this Charge,

in any such case forthwith upon demand by the Chargee and at the expense of the Chargor.

9	INDEMNITIES

9.1	The Chargor will indemnify and hold harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge (each an “Indemnitee”) from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:

(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;

(b)	in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or

(c)	on the release of any part of the Charged Property from the security created by this Charge,

and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge. All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

9.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

10	POWER OF ATTORNEY

10.1	The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Chargee and the persons deriving title under it jointly and also severally to be its attorney:

(a)	to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non-payment (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged and to agree accounts;

(c)	to make allowances and give time or other indulgence to any surety or other person liable;

(d)	otherwise generally to act for it and in its name and on its behalf; and

(e)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 8) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

10.2	The power hereby conferred shall be a general power of attorney effective only after the occurrence of an Enforcement Event and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.

11	EXPENSES

11.1	The Chargor shall pay to the Chargee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:

(a)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(b)	any variation of, or amendment or supplement to, any of the terms of this Charge; and/or

(c)	any consent or waiver required from the Chargee in relation to this Charge.

11.2	The Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

12	NOTICES

12.1	Communications in writing

Any notice required to be given hereunder shall be in writing in the English language and may be served by:

(a)	sending the same by prepaid recorded post,

(b)	facsimile;

(c)	delivery by hand, or

(d)	electronic mail,

in each case to the address, email address, or fax number of the Party or Parties in question as set out in clause 12.3 (Contact details) below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this Clause).

12.2	Delivery

(a)	Any notice:

(i)	sent by post as provided in this Clause shall be deemed to have been served five Business Days after dispatch, and in proving the service of the same it will be sufficient to prove that such letter was properly stamped, addressed and placed in the post;

(ii)	sent by facsimile as provided in this Clause shall be deemed to have been served at the time of dispatch, and in proving the service of the same it will be sufficient to prove that such facsimile was duly despatched to a current facsimile number of the addressee, or

(iii)	sent by email shall be deemed to have been served when sent, provided that the sender has not received a message that the email has not been received by the recipient,

(b)	Any communication or document to be made or delivered to the Chargee will be effective only when actually received by the Chargee and then only if it is expressly marked for the attention of the person identified in clause 12.3 (Contact details) below (or any substitute person as the Chargee may specify for this purpose).

(c)	Where multiple email or postal addresses are specified in relation to a Party, another Party giving notice by email or letter to that Party shall send a copy of the communication or document to each such email or (if the notice is being delivered or posted by letter) postal address, but provided that the communication or document made or delivered is effective (in accordance with this Clause 12.2) in relation to at least one such email or (as the case may be) postal address it shall be regarded as effective notice to that Party for the purposes of this Charge.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

12.3	Contact details

Chargor

Name:	Proudview Limited

Address:	New Century Hotel Office Tower, 6/F No. 6 South Capital Stadium Road Beijing China

Email:	bin@yiche.com

Chargee

Name:	PA Grand Opportunity Limited

Address:	Commence Chambers
P.O. Box 2208
Road Town
Tortola
British Virgin Islands

with a copy to:
15/F, AIA Central, Central, Hong Kong
Attention: Jon Lewis/ Herman Fong

Fax:	+852 2918 0881

Email:	hfong@pagasia.com
and
plaw@pagasia.com

13	ASSIGNMENTS

13.1	This Charge and all non-contractual obligations arising out of or in connection with it shall be binding upon and shall inure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.

13.2	The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

13.3	The Chargee may not assign or transfer all or any part of its rights or obligations under this Charge except to any person to whom transfers its rights and obligations under the ISDA MAsin accordance with Section 7 of the Deemed ISDA Master Agreements respectively. The Chargee shall notify the Chargor promptly following any such assignment or transfer.

14	MISCELLANEOUS

14.1	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

14.2	This Charge contains the whole agreement between the Parties in respect of the subject matter of this Charge and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Charge on the basis of any representation that is not expressly incorporated into this Charge. Without limiting the generality of the foregoing, neither Party shall have any remedy in respect of any untrue statement made to him upon which he may have relied in entering into this Charge, and a Party’s only remedy is for breach of contract. However, nothing in this Charge purports to exclude liability for any fraudulent statement or act.

14.3	No variations of this Charge shall be effective unless made in writing and signed by each of the Parties.

14.4	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

14.5	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

14.6	If any of the Clauses, Sub-Clauses, Paragraphs, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such Clause, Sub-Clause, Paragraph, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

15	LAW AND JURISDICTION

15.1	This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.

16	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014

16.1	The parties hereby agree that each Indemnitee who is not a party to this Agreement (a “Third Party”) has the express right to enforce the contractual terms of this agreement pursuant to the terms of The Contracts (Rights of Third Parties) Law, 2014.

16.2	The consent of each Third Party is not required for any rescission or variation of this agreement agreed to by the Chargor and the Chargee, or any termination of this agreement by the Chargor and the Chargee.

16.3	No Third Party may assign its rights, in whole or in part, under this agreement.

[signature page follows]

IN WITNESS whereof the Parties have caused this Deed to be duly executed and delivered the day and year first before written.

SIGNED as a DEED		)

by Bin Li		)
authorised signatory for		)	/s/ Bin Li
Proudview Limited		)
)

in the presence of:

Name:	Garyl Brescia	)	/s/ Garyl Brescia

Address:	Fuxing Xi Road 30)

	Shanghai	)

Occupation:	Executive Assistant	)

SIGNED as a DEED		)

by Jon Robert Lewis		)
authorised signatory for		)	/s/ Jon Robert Lewis
PA Grand Opportunity Limited		)	(seal) PA Grand Opportunity Limited
)

in the presence of:

Name:		)

Address:		)

)

)

Occupation:		)

[Signature Page to Share Charge]

SCHEDULE 1

SHARE TRANSFER FORM

Bitauto Holdings Limited

(the “Company”)

TRANSFER OF SHARES

FOR VALUE RECEIVED

Proudview Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Transferor”) DOES HEREBY SELL, TRANSFER AND ASSIGN to PA Grand Opportunity Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands (the “Transferee”),             ordinary shares of par value US$            evidenced by share certificate number             in the Company, a company incorporated under the Companies Law (as revised).

DATED the             day of             .

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

SCHEDULE 2

IRREVOCABLE PROXY

DATED the             day of

We, Proudview Limited, of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Shareholder”) being the holder(s) of             ordinary shares of par value US$            evidenced by share certificate number             (the “Shares”) of Bitauto Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), hereby appoint each and every officer of the Chargee (as defined in the Share Charge dated 1 August 2016 made between the Shareholder and PA Grand Opportunity Limited (the “Share Charge”)) and each and every officer of any corporate director of the Chargee from time to time (the “Proxy Holders”) the true and lawful attorney and proxy of the Shareholder for and in the Shareholder’s name, place and stead to attend all meetings of the shareholders of the Company and to vote at a meeting any and all of the Shares and to exercise all consensual rights in respect of the Shares (including without limitation giving or withholding written consents of shareholders and calling special general meetings of shareholders) after the occurrence of an Enforcement Event (as defined in the Share Charge). The Shareholder hereby affirms that this proxy is given pursuant to Clause 4.2(c) of the Share Charge. THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

The Shareholder hereby ratifies and confirms and undertakes to ratify and confirm all that the Chargee or any Proxy Holder may lawfully do or cause to be done by virtue hereof. If at any time this proxy shall or for any reason be ineffective or unenforceable or fail to provide the Chargee with the rights or the control over the Shareholder’s shares of the Company purported to be provided herein, the Shareholder shall execute a replacement instrument which provides the Chargee with substantially the same control over the Company as contemplated herein. This irrevocable proxy shall be governed by the laws of the Cayman Islands and the Shareholder irrevocably submits to the jurisdiction of the courts of the Cayman Islands in relation to the matters contained herein.

IN WITNESS whereof this Deed is duly executed and delivered the day and year first before written.

SIGNED as a DEED	)

by	)
authorised signatory for	)
Proudview Limited	)
in the presence of:

Name:	)
Address:	)
)
Occupation:	)